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2.

                           Power of Attorney Forms for
                                  Schedules 13D

I, Jeffrey A. Busby hereby appoint Gerald W. Wheeler and Adelaide Pund as attorneys-in-fact and agents, in all capacities, to execute, on my behalf, and to file with the appropriate issuers, exchanges and regulatory authorities, any and all of Schedules 13D and documents relating thereto required to be filed under the Securities and Exchange Act of 1934, including exhibits, attachments and amendments thereto and request for confidential treatment of information contained therein in connection with my being a "control person" (as contemplated for purposes of Schedule 13D) of Brandes Investment Partners, L.P., and its subsidiaries and affiliates. I hereby grant to said attorneys-in-fact full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as I could if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

I hereby execute this Power of Attorney as of this 20th day of October, 2000.



                                        /s/Jeffrey A. Busby
                                        -----------------------------
                                        Jeffrey A. Busby